================================================================================


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                               INDIVIDUAL, INC.,

                                FL MERGER CORP.,

                                FREELOADER, INC.

                                      and

                    CERTAIN STOCKHOLDERS OF FREELOADER, INC.


================================================================================

                                  May 30, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I - DEFINITIONS                                                       2

   1.01.  Definitions....................................................     2

ARTICLE II - PLAN OF REORGANIZATION......................................     5

 2.01. The Merger........................................................     5
 2.02.  Effective Time...................................................     5
 2.03.  Effect of the Merger.............................................     5
 2.04.  Certificate of Incorporation; By-Laws............................     5
 2.05.  Directors and Officers...........................................     6
 2.06.  Effect on Capital Stock..........................................     6
 2.07.  Escrow Agreement.................................................     7
 2.08.  Exchange of Certificates.........................................     7
 2.09.  Stock Transfer Books.............................................     9
 2.10.  Dissenting Shares................................................     9
 2.11.  No Further Ownership Rights in Company Common Stock..............     9
 2.12.  Lost, Stolen or Destroyed Certificates...........................    10
 2.13.  Tax and Accounting Consequences..................................    10
 2.14.  Taking of Necessary Action; Further Action.......................    10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER...............    10

 3.01.  Ownership of Shares; Binding Effect..............................    10
 3.02.  Corporate Existence and Power....................................    11
 3.03.  Governmental Authorization; Consents.............................    11
 3.04.  Non-Contravention................................................    11
 3.05.  Capitalization...................................................    12
 3.06.  Subsidiaries.....................................................    12
 3.07.  Financial Statements.............................................    12
 3.08.  Absence of Certain Changes.......................................    13
 3.09.  Property and Equipment...........................................    14
 3.10.  No Undisclosed Material Liabilities..............................    14
 3.11.  Litigation.......................................................    15
 3.12.  Material Contracts...............................................    15
 3.13.  Insurance Coverage...............................................    16
 3.14.  Compliance with Laws; Permits; No Defaults.......................    16
 3.15.  Finder's Fees....................................................    17
 3.16.  Intellectual Property............................................    17
 3.17.  Taxes............................................................    18
 3.18.  Employees........................................................    20
 3.19.  Transactions with Affiliates.....................................    20
 3.20.  Other Information................................................    20

                                      (i)

 3.21.  Products.........................................................    20
 3.22.  Vote Required....................................................    21
 3.23.  Tax Opinion......................................................    21

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BUYER.................    21

 3.01.  Ownership of Shares; Binding Effect..............................    21
 3.02.  Corporate Existence and Power....................................    21
 4.03.  Governmental Authorization.......................................    22
 4.04.  Non-Contravention................................................    22
 4.05.  Finders' Fees....................................................    22
 4.06.  Capitalization...................................................    22
 4.07.  Purchase for Investment..........................................    23
 4.08.  Litigation.......................................................    23
 4.09.  SEC Reports......................................................    23

ARTICLE V - COVENANTS OF THE SELLER......................................    23

 5.01.  Conduct of the Company...........................................    23
 5.02.  Access to Information............................................    24
 5.03.  Notices of Certain Events........................................    25
 5.04.  No Negotiations with Third Parties...............................    25
 5.05.  Confidentiality..................................................    25
 5.06.  Continuing Disclosure............................................    26
 5.07.  Stockholder Approval.............................................    26
 5.08.  Approval of Parachute Payments...................................    26

ARTICLE VI - COVENANTS OF THE BUYER......................................    27

 6.01.  Confidentiality..................................................    27
 6.02.  Access...........................................................    27
 6.03.  Documents to be Furnished........................................    27
 6.04.  Establishment of Management Committee............................    28
 6.05.  Payment of Additional Merger Consideration.......................    28

ARTICLE VII - COVENANTS OF ALL PARTIES...................................    28

 7.01.  Best Efforts.....................................................    28
 7.02.  Certain Filings..................................................    28
 7.03.  Public Announcements.............................................    28
 7.04.  Assumption of Company Stock Options..............................    29

ARTICLE VIII - EMPLOYEE BENEFITS.........................................    29

 8.01.  Employee Benefits Definitions....................................    29
 8.02.  Employee Benefit Representations.................................    30
 8.03.  No Third Party Beneficiaries.....................................    32

                                     (ii)

ARTICLE IX - CONDITIONS TO CLOSING.......................................    32

 9.01.  Conditions to the Obligations of Each Party......................    32
 9.02.  Conditions to Obligation of the Buyer............................    32
 9.03.  Conditions to Obligation of the Stockholders.....................    34

ARTICLE X - SURVIVAL; INDEMNIFICATION....................................    35

 10.01.  Survival........................................................    35
 10.02.  Indemnification.................................................    35
 10.03.  Procedures; No Waiver...........................................    36

ARTICLE XI - TERMINATION.................................................    36

 11.01.  Grounds for Termination.........................................    36
 11.02.  Effect of Termination...........................................    37

ARTICLE XII - MISCELLANEOUS..............................................    38

 12.01.  Notices.........................................................    38
 12.02.  Amendments; No Waivers..........................................    39
 12.03.  Expenses........................................................    39
 12.04.  Successors and Assigns..........................................    39
 12.05.  Further Assurances..............................................    39
 12.06.  Governing Law...................................................    39
 12.07.  Counterparts; Effectiveness.....................................    39
 12.08.  Entire Agreement................................................    39
 12.09.  Captions........................................................    40
 12.10.  Jurisdiction....................................................    40

Schedules
- ---------

Schedule 3.05     Capitalization
Schedule 3.07     Financial Statements
Schedule 3.08     Absence of Changes
Schedule 3.10     Liabilities
Schedule 3.12     Material Contracts
Schedule 3.13     List of Insurance Policies
Schedule 3.14     Permits
Schedule 3.16(a)  Intellectual Property
Schedule 3.16(c)  Intellectual Property Agreements
Schedule 3.16(e)  Intellectual Property Claims
Schedule 3.17     Tax Returns
Schedule 3.18     Employees
Schedule 3.21     Acceleration of Company Options
Schedule 7.04     Terms of Assumed Options

                                     (iii)

Schedule 9.02(c)  Opinion of Company Counsel
Schedule 9.03(c)  Opinion of Buyer's Counsel

Exhibits
- --------

Exhibit 1         Certificate of Merger
Exhibit 2         Form of Employment Agreement
Exhibit 3         Form of Escrow Agreement
Exhibit 4         Form of Noncompetition Agreement
Exhibit 5         Form of Registration Rights Agreement
Exhibit 6         Form of Amended and Restated Repurchase Agreement
Exhibit 7A        Company Certificate
Exhibit 7B        Stockholder Certificate

                                     (iv)

                      AGREEMENT AND PLAN OF REORGANIZATION


          This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is dated as of
                                                      ---------
May 30,  1996 by and among Individual, Inc., a Delaware corporation ("Buyer"),
                                                                      -----
FL Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Buyer ("Merger Sub"), FreeLoader, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company listed on the signature pages hereto (the

"Stockholders").
- -------------

                                  WITNESSETH:

          WHEREAS, the Boards of Directors of the Buyer, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for the Buyer to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such combination, the Boards of Directors of the Buyer, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger in the form of Exhibit 1
                                                                       ---------
(the "Agreement of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law");

          WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, $.001 par value per share (the "Company Common Stock"), including all shares of Company Common Stock issuable upon conversion of the Company's issued and outstanding preferred stock, shall be converted into the right to receive shares of Buyer Stock, upon the terms and subject to the conditions set forth herein and in the Agreement of Merger;

          WHEREAS, the Buyer, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    1.01. Definitions.  The following terms, as used herein,  shall
          ------------
have the following meanings:

          "Affiliate" means, with respect to any Person, any Person directly or
           ---------
indirectly controlling, controlled by, or under common control with such Person.

          "Ancillary Agreements" means the Escrow Agreement, the Registration
           --------------------
Rights Agreement, the Stock Repurchase Agreements, the Noncompetition Agreements and the Employment Agreements.

          "Balance Sheet" means the balance sheet of the Company as of
           -------------
April 30, 1996 referred to in Section 3.07.

          "Balance Sheet Date" means April 30, 1996.
           ------------------

          "Buyer Stock" means Common Stock, $.01 par value per share, of
           -----------
the Buyer.

          "Buyer's Counsel" means the law firm of Testa, Hurwitz & Thibeault,
           ---------------
LLP, Boston, Massachusetts.

          "Closing Date" means the date of the Closing.
           ------------

          "Company Common Stock" means the Common Stock, $.001 par value,
           --------------------
of the Company.

          "Company Certificate" means the Company Certificate executed and
           -------------------
delivered by the Company substantially in the form attached hereto as Exhibit
                                                                      -------
7A.

          "Company Counsel" means Venture Capital Law Group, A Professional
           ---------------
Corporation, Menlo Park, California.

          "Employment Agreement" means an Employment Agreement in
           --------------------
substantially the form attached hereto as Exhibit 2.
                                          ---------

          "Escrow Agreement" means the Escrow Agreement entered into by Buyer,
           ----------------
the Company, Frederick Wilson, as Representative of the stockholders and optionholders of the Company, and the Escrow Agent named therein, in substantially the form attached hereto as Exhibit 3.
                                          ---------

          "Escrow Period" means the one-year period commencing on the
           -------------
Closing Date.

          "Escrow Shares" means the aggregate of ten percent (10%) of the shares
           -------------
of Buyer Stock to be issued to the holders of Company Common Stock in accordance with Section 2.06, and ten percent (10%) of any shares of Buyer Stock issuable upon the exercise of the Company Options assumed by Buyer in accordance with
Section 7.04.

          "Fair Market Value" shall mean, with reference to Buyer Stock, $19.50
           -----------------
per share of Buyer Stock.

          "Intellectual Property" shall mean (i) all domestic and foreign
           ---------------------
letters patent, patents, patent applications and patent licenses; know-how and know-how licenses; inventions, discoveries, ideas, trade secrets and trade secret licenses; proprietary (including "confidential") information of every nature, and proprietary information licenses; software and software licenses, including all source code and object code, algorithms, architecture, structure, display screens, layouts, development tools, and documentation and media constituting, describing or relating to the foregoing; all moral rights or other similar rights of paternity, integrity or authorship; common law trademarks; trademarks and trademark registration applications and registrations therefor; service marks, registered service marks and service mark registration applications; trade names, registered trade names and trade name registration applications; common law copyrights, registered copyrights and copyright registration applications; all other technical or technological information or rights of every nature, owned by or licensed to the Company, whether or not used by the Company in, or necessary to the conduct of, its business as presently conducted; and all rights, claims, credits, causes of action or rights of set-off against third parties relating to the foregoing.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge,
           ----
charge, security interest, restriction or encumbrance of any kind in respect of such asset.

          "Material Adverse Change" means a material adverse change in the
           -----------------------
business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Buyer, as the case may be.

          "Material Adverse Effect" means a material adverse effect on the
           -----------------------
business, assets, liabilities, condition (financial or otherwise) or results or operations of the Company or the Buyer, as the case may be.

          "1934 Act" means the Securities Exchange Act of 1934, as amended, and
           --------
the rules and regulations promulgated thereunder.

          "1933 Act" means the Securities Act of 1933, as amended, and the
           --------
rules and regulations promulgated thereunder.

          "1933 Act Legend" means the following legend:
           ---------------

          "The Securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exemption from such registration is available."

          "Noncompetition Agreement" means the Noncompetition, Nondisclosure and
           ------------------------
Developments Agreement entered into by the Stockholders in substantially the form attached hereto as Exhibit 4.
                        ---------

          "Person" means an individual, corporation, partnership, limited
           ------
liability company or partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Registration Rights Agreement" means the Registration Rights
           -----------------------------
Agreement entered into among the Buyer and certain stockholders of the Company in substantially the form attached hereto as Exhibit 5.
                                             ---------

          "Risk Sharing Agreement" means an agreement satisfactory in form and
           ----------------------
substance to Buyer and the Stockholders providing for either: (a) a cash settlement between the parties to the extent that the Stockholders each sell up to 130,500 shares of Buyer Stock (the "Subject Buyer Stock") during the period from January 1, 1997 through May 30, 1997 at sales prices greater than $20.475 per share or less than $18,525 per share, on terms such that such cash settlement shall not constitute a "purchase" for purposes of Section 16(b) under the Securities Exchange Act of 1934; or (b) an agreement to sell and purchase the Subject Buyer Stock at the fair market value thereof based upon the average of the closing sale price of the Buyer Stock or the ten prior trading days (but not greater than $20.475 per share or less than $18.525 per share).

          "Stock Repurchase Agreement" means the Amended and Restated Repurchase
           --------------------------
Agreement entered into by the Buyer and the Stockholders in substantially the form of Exhibit 6.
        ---------

          "Stockholder Certificate" means the Stockholder Certificate executed
           -----------------------
and delivered by each holder of outstanding capital stock of the Company substantially in the form attached hereto as Exhibit 7B.
                                             ----------

          "Subsidiary" means any entity of which securities or other ownership
           ----------
interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

                                   ARTICLE II

                           THE PLAN OF REORGANIZATION

     2.01. The Merger.

          (a) Effective Time. At the Effective Time (as defined in Section 2.02), and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
11.01 and subject to the satisfaction or waiver of the conditions set forth in
Article IX, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article IX, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     2.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article IX, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by Section 251 of Delaware Law (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

     2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.04. Certificate of Incorporation; By-Laws.

          (a) Certificate of Incorporation. Unless otherwise determined by the Buyer prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"FIRST: The name of the corporation is "FreeLoader, Inc."

          (b) By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     2.05. Directors and Officers The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Merger Subimmediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Securities. Each Share issued and outstanding (or issuable pursuant to outstanding Company Options and the Company's outstanding common stock purchase warrant) immediately prior to the Effective Time (excluding any Dissenting Shares (as defined in Section 2.09)) shall be valued at $2.5450 per Share and shall be converted into the right to receive .1305 shares of validly issued, fully paid and nonassessable shares of Buyer Stock, (the ratio of such number of shares of Buyer Stock for each Share hereinafter referred to as the "Exchange Ratio"); provided, however, that if the Company shall have issued Company Options to purchase up to 200,000 Shares to a newly-hired vice president of software prior to the Effective Time, each such Share shall be valued at $2.5265 and the Exchange Ratio shall be .1296.

          (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by the Buyer, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or the Buyer immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c) Assumption of Stock Options. All options to purchase Company Common Stock then outstanding under the Company Stock Option Plan (as defined in
Section 7.04) shall be assumed by the Buyer in accordance with Section 7.04.

          (d) Exercise of Warrant. The Company's outstanding Common Stock Purchase Warrant shall be automatically exercised in full according to its terms immediately prior to the Effective Time.

          (e) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each stock certificate of Merger

Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Fractional Shares. No fraction of a share of Buyer Stock will be issued, but, except as provided in Section 7.04, in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Buyer Stock (after aggregating all fractional shares of Buyer Stock to be received by such holder) shall receive from the Buyer an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Fair Market Value of Buyer Stock.

     2.07.  Escrow Agreement.  At the Closing (and thereafter, in the case of
            ----------------
Escrow Shares resulting from the exercise of Company Options), Buyer will deliver to the Escrow Agent certificates representing the Escrow Shares. The Escrow Shares will be held in escrow by the Escrow Agent as collateral for the indemnification obligations under Section 10.02 and pursuant to the provisions of the Escrow Agreement. The Escrow Shares will be represented by certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent from the Closing until expiration of the Escrow Period. In the event that the Merger is approved by the Company stockholders as provided herein, the Company stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the indemnification obligations under Section 10.02 and in the manner set forth in the Escrow Agreement, (ii) the appointment of Frederick Wilson as the representative of the Company stockholders (the "Representative")
                                                               --------------
under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Company stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to Buyer of Escrow Shares in satisfaction of claims by Buyer; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Section 10.02; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

     2.08.  Exchange of Certificates.

          (a) Exchange Agent. Immediately prior to the Effective Time, the Buyer shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by the Buyer, which may be the Buyer's transfer agent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this Section 2.08, through the Exchange Agent, certificates evidencing the shares of Buyer Stock issuable pursuant to Section 2.06 in exchange for outstanding Shares plus cash in an amount sufficient for payment in lieu of fractional shares as provided in Section 2.06(e).

          (b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Buyer Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Buyer Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate less any Escrow Shares
                                                     ----
attributable to such holder, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.08(c), and (C) cash in lieu of fractional shares of Buyer Stock to which such holder is entitled pursuant to
Section 2.06(e) (the Buyer Stock, dividends, distributions and cash described in this clause (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company immediately prior to the Effective Time, Buyer Stock and cash may be issued and paid in accordance with this Article to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.08(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Buyer Stock into which such shares of the Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.06.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time, with respect to Buyer Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Stock.

          (d) Transfers of Ownership. If any certificate for shares of Buyer Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Buyer or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Buyer or any agent designated by it that such tax has been paid or is not payable.

          (e) Withholding Rights. The Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Buyer, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Buyer or the Exchange Agent.

     2.09. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

     2.10.  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.06, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, at the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

          (c) The Company shall give the Buyer (i) prompt notice of any written demands received by the Company for an appraisal of shares of capital stock of the Company pursuant to Section 262 of Delaware Law, withdrawals of such demands, and any other related instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

     2.11. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     2.12. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Buyer Stock as may be required pursuant to Section 2.06; provided, however, that the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Buyer or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.13. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code.

     2.14. Taking of Necessary Action; Further Action. Subject to the terms and conditions herein, each of the Buyer, Merger Sub and the Company in good faith will take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE STOCKHOLDERS

     Except as is otherwise set forth in the disclosure schedules attached hereto, which disclosure schedules shall specifically identify or cross-reference the paragraph or paragraphs of this Article III to which the exceptions therein relate, the Company and the Stockholders (but only to the extent that such representations and warranties are stated expressly to relate to or to be made to the knowledge of the Stockholders) hereby jointly and severally represent and warrant to the Buyer that:

     3.01. Binding Effect. The Company and the Stockholders have full legal
           --------------
right, power and authority to enter into this Agreement and the Ancillary Agreements, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote in accordance with Delaware Law and the Company's charter and by-laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with the Buyer upon the terms and subject to the conditions of this Agreement. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company and the Stockholders, as applicable, and constitute the legal, valid and binding obligation of the Company and the Stockholders, as the case may be, enforceable against them in accordance with their respective terms.

     3.02.  Corporate Existence and Power. The Company is a corporation
            -----------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation in the District of Columbia and in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to the Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

     3.03.  Governmental Authorization; Consents. (a)  The execution, delivery
            ------------------------------------
and performance by the Company and the Stockholders of this Agreement and the Ancillary Agreements requires no action by or in respect of, or filing with, any governmental body, agency, official or authority (each a "Governmental
                                                          ------------
Authority").
- ---------
          (b) No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement and each of the Ancillary Agreements by the Company and the Stockholders or the consummation of the transactions contemplated hereby and thereby, except for those consents, approvals, waivers or other actions as shall have been obtained prior to the Closing.

     3.04.  Non-Contravention.  The execution, delivery and performance
            -----------------
by the Company and the Stockholders of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any permit held by the Company or (iv) assuming the receipt of all required consents, result in the creation or imposition of any Lien on any asset of the Company.

     3.05.  Capitalization.  The authorized capital stock of the Company
            --------------
consists of 6,000,000 shares of Preferred Stock, $.001 per share, of which 5,900,000 shares have been designated as Series A Preferred Stock, and 17,000,000 shares of Company Common Stock. As of the date hereof, there are outstanding 5,500,001 shares of Series A Preferred Stock (which shares are convertible into 5,500,001 shares of Company Common Stock) and 6,000,000 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any right of rescission. As of the date hereof, there are outstanding options to purchase 2,150,000 shares of Company Common Stock and a common stock purchase warrant to purchase 129,415 shares of Company Common Stock, which is exercisable in full and will be automatically exercised immediately prior to the Effective Time on the basis of a net exercise (such that 103,940 shares of Company Common Stock will be issuable thereunder). A complete and accurate list of the holders of all such outstanding shares of Company Common Stock, Series A Preferred Stock, options and the common stock purchase warrant is set forth in the Schedule 3.05 hereto. Except as set forth
                                     -------------
in this Section, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options, warrants or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding
                                 ------------------
obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities, except as disclosed on Schedule 3.05 hereto.
             -------------

     3.06.  Subsidiaries.  The Company does not own, directly or indirectly,
            ------------
any capital stock or other equity ownership or proprietary interest in any Subsidiary or other Person.

     3.07.  Financial Statements.  The Company has previously furnished to
            --------------------
the Buyer a true and complete copy of its unaudited Balance Sheet at April 30, 1996 and its statement of operations of the Company for the period from inception through April 30, 1996 (as well as copies of the respective United States federal and state income tax returns of the Company) (collectively, the "Financial Statements," copies of which are attached hereto as Schedule 3.07).
 --------------------                                          -------------
Each of the balance sheet and statement of operations included in the Financial Statements has been prepared from the books and records of the Company and fairly and accurately presents in all material respects the financial position of the Company as of its date and the results of operations of the Company for the periods therein set forth.

     3.08.  Absence of Certain Changes. Except as set forth upon
            --------------------------
Schedule 3.08 attached hereto, since the Balance Sheet Date, the Company
- -------------
has conducted its business in the ordinary course consistent with past practices and there has not been:

          (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (c) any amendment of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (e) any creation or assumption by the Company of any Lien on any asset;

          (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company; or

          (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company, other than in the ordinary course of business consistent with past practice or as specifically contemplated by this Agreement.

     3.09.  Property and Equipment.  (a) The Company does not own any
            ----------------------
real property. The Company has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such properties or assets is subject to any Liens, except:

               (i)   Liens disclosed on the Balance Sheet;

               (ii)  Liens for purchase money security interests;

               (iii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

               (iv) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

          (b) There are no developments affecting any of such properties or assets pending or, to the knowledge of the Company and/or any of the Stockholders, threatened, which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

          (c) The equipment owned by the Company has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is substantially adequate for the uses to which it is being put.

          (d) The assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and are generally adequate to conduct such business as currently conducted.

     3.10.  No Undisclosed Material Liabilities. Except as set forth
            -----------------------------------
in Schedule 3.10, there are no liabilities of the Company of any  kind
   -------------
whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a) liabilities disclosed or provided for in the Balance Sheet;

          (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date which in the aggregate are not material to the Company; and

          (c) liabilities which individually or in the aggregate do not have a Material Adverse Effect.

     3.11.  Litigation.  There is no action, suit, investigation or proceeding
            ----------
(or any basis therefor) pending against, or to the knowledge of the Company and/or any of the Stockholders threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any Governmental Authority, which action, suit, investigation or proceeding would, if determined adversely to the Company, have a Material Adverse Effect. To the knowledge of the Company and/or any of the Stockholders, there is no such action, suit, investigation or proceeding challenging or seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     3.12. Material Contracts. (a) Except for agreements, contracts, plans,
           ------------------
leases, arrangements or commitments (including oral agreements, contracts, plans, leases, arrangements or commitments) disclosed in Schedule 3.12, the Company is not a party to or subject to:


               (i)    any lease providing for annual rentals of $10,000 or more;

               (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $10,000 or more;

               (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company of $10,000 or more;

               (iv) any partnership, joint venture or other similar contract, arrangement or agreement;

               (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

               (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

               (vii) any agency, dealer, sales representative or other similar agreement;

               (viii) any contract or agreement, or any judgment, decree or order of any Governmental Authority, that prohibits, limits or materially impairs the ability of the Company or any of the Stockholders to engage in any line of business or with any Person or in any area or which would so prohibit, limit or impair the freedom of the Company or any of the Stockholders after the Effective Time;

               (ix) any agreement with any current or former consultant or independent contractor engaged by the Company to perform product development, engineering or other technical services;

               (x) any contract or agreement relating to the bartering or other non-monetary exchange of goods or services; or

               (xi) any other contract or commitment that is material to the Company.

          (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company, nor, to the knowledge of the Company and/or any of the Stockholders, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     3.13.  Insurance Coverage.  Schedule 3.13 sets forth a complete
            ------------------   -------------
and correct list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. To the knowledge of the Company and/or any of the Stockholders and after due inquiry, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since February 29, 1996 and remain in full force and effect. Neither the Company nor any of the Stockholders knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

     3.14.  Compliance with Laws; Permits; No Defaults.
            -------------------------------------------

          (a) The Company is in compliance with all applicable laws, rules, regulations, orders, judgments, awards and decrees, including, without limitation, all federal, state and local laws relating to (i) the sale, licensing, ownership or management of the Company's Intellectual Property, (ii) employment practices, terms and conditions of employment and wages and hours, and (iii) safety, health, environmental protection, toxic waste disposal and other similar matters, except in any case or in the aggregate where such failure to comply does not have a Material Adverse Effect.

          (b) Schedule 3.14 correctly sets forth and describes each license,
              -------------
franchise and permit, (each a "Permit") material to the business of the Company,
                               ------
together with the name of the Governmental Authority issuing such license, franchise or permit. Such licenses, franchises and permits are valid and in full force and effect and none of such licenses, franchises or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

          (c) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money or any other agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or Governmental Authority, in either case which defaults or potential defaults individually or in the aggregate could result in a Material Adverse Effect.

     3.15.  Finders' Fees.  Except for Robertson Stephens & Co. LLP, there
            -------------
is no investment banker, broker, "finder" or other intermediary which has been retained by or is authorized to act on behalf of the Company and/or the Stockholders who might be entitled to any fee or commission from the Buyer, the Company, or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

     3.16.  Intellectual Property.  (a) Schedule 3.16(a) lists all
            ---------------------       ----------------
of the documented Intellectual Property as well as Intellectual Property licensed by the Company to others. Unless otherwise indicated on Schedule
                                                                 --------
3.16(a), the Company owns the entire right, title and interest in and to the
- -------
Intellectual Property (including, without limitation, the exclusive and unrestricted right to use and license the same) and is not contractually obligated to pay any compensation or other amount to any third party in respect thereof. Each item constituting part of the Intellectual Property which is owned by the Company, to the extent indicated on Schedule 3.16(a), has been duly
                                           ----------------
registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated on Schedule 3.16(a), and such registrations, filings
                             ----------------
and issuances remain in full force and effect.

          (b) Schedule 3.16(a) also identifies all of the Intellectual Property
              ----------------
used by the Company in its business which is owned or controlled by any shareholder, director, officer or employee of the Company. The Company will cause full right, title and interest in any such Intellectual Property to be duly and effectively transferred to the Company as of or prior to the Effective Time, and no royalties will be due and payable by the Company or the Buyer with respect to such Intellectual Property.

          (c) Except as set forth on Schedule 3.16(c), all current and former
                                     ----------------
employees and consultants of the Company have entered into non-disclosure and assignment of inventions agreements with the Company relating to Intellectual Property, substantially in the form of the agreements attached to Schedule
                                                                  --------
3.16(c) and previously furnished to the Buyer.
- -------

          (d) There are no pending or, to the knowledge of the Company and/or any Stockholder, threatened proceedings, litigation or other adverse claims affecting or with respect to any part of the Intellectual Property, and, to the knowledge of the Company and/or any Stockholder, no Person is infringing the Intellectual Property. The Intellectual Property comprises all such rights necessary to permit the operation of the business of the Company in all material respects as now being conducted. None of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, lien, charge, encumbrance or attachment known to the Company and/or any Stockholder.

          (e) Schedule 3.16(e) lists all notices or claims (whether written or
              ----------------
oral) received by the Company which claim infringement, violation or breach by the Company of any domestic or foreign letters patent, patents, and patent licenses; software and software licenses; know-how and know-how licenses; trade secrets and trade secret licenses; proprietary (including "confidential") information and proprietary information licenses; common law trademarks; trademarks and registrations therefor; service marks and registrations therefor; trade names and registrations therefor; common law copyrights; and copyrights and registrations therefor; and all other technical or technological information or rights of every nature, owned or controlled by parties other than the Company or any of their respective directors, officers and employees (collectively, "Others' Intellectual Property"). To the knowledge of the Company and/or any of
- ------------------------------
the Stockholders, except as set forth on Schedule 3.16(e), neither the Company
                                         ----------------
nor any of the Stockholders infringes, violates or is in breach of any part of Others' Intellectual Property which will, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance by the Company and the Stockholders of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and the Buyer's ownership and usage of the Intellectual Property as presently used after the Effective Time will not infringe, violate or breach any part of Others' Intellectual Property.

     3.17.  Taxes.  (a)  The term "Taxes" as used herein means all federal,
            -----                  -----
state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, unemployment insurance, environmental, worker's compensation, Pension Benefit Guaranty Corporation premiums and all other taxes, fees, assessments or other charges of any kind similar to Taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing taxes. The term "Returns" as used
      ---                                                   -------
herein means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and "Return" means any one of the foregoing returns. All citations to the Code,
     ------
or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto. The Representations and Warranties contained in this Section 3.17 shall pertain to the period from the Company's inception up to and including the Effective Time.

          (b) Except as disclosed on Schedule 3.17 hereto, the Company has filed
                                     -------------
all material Returns required to be filed by or on its behalf on a timely basis and such Returns are true, complete and correct in all material respects. None of the Returns filed or required to be filed by the Company contains or will contain a disclosure statement under Section 6661 of the Code or any similar provision of any state, local or foreign law.

          (c) All Taxes shown to be payable by the Company on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period ending on or prior to the Effective Time. The Company has withheld and paid over all Taxes required to have been withheld and paid over by it, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which reserves are fully reflected in the Financial Statements.

          (d) The amount of the Company's liability for unpaid Taxes for all periods covered by the Balance Sheet does not, in the aggregate, exceed the amount of the net current liability accruals for Taxes set forth on the Balance Sheet and the Company will incur no additional material taxes subsequent to the Balance Sheet Date until the Effective Time except in the ordinary course of business.

          (e) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns of the Company. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an appropriate reserve therefor has been established and is fully reflected in the Financial Statements. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the Returns, other than any such elections which are not required to be included in the Returns, copies of which have been made available to Buyer. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exception in Sections 280G(b)(4) and 280G(b)(5) of the Code) or
(ii) any other amount for which a deduction would be disallowed under Section 162(m) of the Code, except as may be contemplated by this Agreement or any Ancillary Agreement. The Company has not agreed to make any adjustment under
Section 481(a) of the Code by reason of a change in accounting method or otherwise, and the Company will not be required to make any such adjustment as a result of the acquisition of the Shares by the Buyer. The Company has not and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country. The Company is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. The Company is not and has not ever been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. None of the Stockholders is a "foreign person" as that term is defined in Section 1445 of the Code. The Company is not (and has not ever been) a party to a tax-sharing agreement and has not assumed the liability of any other Person, for Taxes under contract. The Company has not ever been a member of a group of corporations filing a consolidated, unitary or combined Return.

The Company has not taken any action that would have the effect of deferring any material liability for Taxes for the Company from any taxable period ending at or before the Effective Time to any taxable period thereafter. No consent has been filed under Section 341(f) of the Code with respect to the Company. The Company has not participated in or cooperated with any international boycott within the meaning of Section 999 of the Code. As of the Closing Date the ability of the Company to use its net operating loss and other carryovers will not have been affected by Sections 382, 383 or 384 of the Code (other than as a result of the Merger). Each Company Option (as defined in Section 7.04 below) qualified, when granted, was an incentive stock option within the meaning of
Section 422 of the Code.

     3.18.  Employees.  Schedule 3.18 sets forth a true and complete list of
            ---------   -------------
(a) the names, titles, annual salaries and other compensation of all employees of the Company (the "Employees") and the location at which such
                               ---------
Employees regularly perform services for the Company and (b) the wage rates for non-salaried Employees of the Company (by classification). Any agreements, commitments or understandings between the Company and any Employee concerning such Employee's future salary, compensation or terms of employment are described in Schedule 3.18. None of such Employees has indicated to the Company that he
   -------------
intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company has no employees represented by a union and the Company (i) to its knowledge, is in compliance with all applicable laws and regulations respecting employment wages and laws and (ii) is not engaged in any unfair labor practice.

     3.19.  Transactions with Affiliates. Except as set forth in
            ----------------------------
Schedule 3.19, there are no loans, leases, royalty agreements or other
- -------------
continuing transactions between the Company, on the one hand, and any Affiliate of the Company, any of the Stockholders, any Affiliate of any Stockholder, or any member of any Stockholder's family, on the other hand. To the knowledge of the Company and/or any of the Stockholders, none of the officers or directors of the Company (a) has any material direct or indirect interest in any entity which does business with the Company; (b) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an officer, director or stockholder of the Company.

     3.20.  Other Information.  None of the documents or information
            -----------------
delivered to the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     3.21.  Option Plans.  The Board of Directors of the Company has taken all
            ------------
necessary action (or refrained from taking action, where appropriate) under the Company Stock Option Plans (as defined in Section 7.04) so that no Company Options (or any portion thereof) will be accelerated or entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in Sections 2.06(c) and 7.04 hereof; provided, however, that the Board of Directors of the Company may accelerate the vesting of the shares of Company Common Stock subject to each Company Option effective at the Effective Time, subject to certain conditions upon the optionee acceptable to the Buyer, as set forth in Schedule 7.04.
                                         -------------

     3.22.  Vote Required.  The affirmative vote of the holders of at least a
            -------------
majority of the outstanding shares of Company Common Stock and two-thirds of the outstanding shares of Series A Preferred Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

     3.23.  Tax Opinion.  The Company has been advised by Venture Law Group, A
            -----------
Professional Corporation, that, subject to receipt of the Stockholder certificates and the Company Certificate, they have no reason to believe that they will not be in a position to deliver the tax opinion described in Section 9.03(j).

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

     The Buyer hereby represents and warrants to the Company and the Stockholders that:

     4.01.  Binding Effect.  The Buyer has full legal right, power
            --------------
and authority to enter into this Agreement and the Ancillary Agreements to be executed by it, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of the Buyer has determined that it is advisable and in the best interest of the Buyer's stockholders for the Buyer to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement and the Ancillary Agreements to be executed by the Buyer have been duly and validly executed and delivered by the Buyer, and constitute the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms.

     4.02.  Corporate Existence and Power. The Buyer is a corporation duly
            -----------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as now conducted. The Buyer is duly qualified to do business as a foreign corporation in the States of New York and California and the Commonwealth of Massachusetts and in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

     4.03.  Governmental Authorization.  (a) The execution, delivery
            --------------------------
and performance by the Buyer of this Agreement and each of the Ancillary Agreements to be executed by it requires no action by or in respect of, or filing with, any Governmental Authority, other than compliance with any applicable requirements of the 1933 Act and United States state securities or "Blue Sky" laws and compliance with any applicable requirements of the Nasdaq Stock Market.

          (a) Except for consents, approvals or waivers or other actions which have been received by the Buyer or will be received by the Buyer prior to the Effective Time, no consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to be executed by the Buyer or the consummation of the transactions contemplated hereby and thereby.

     4.04.  Non-Contravention.  The execution, delivery and performance by
            -----------------
the Buyer of this Agreement and each of the Ancillary Agreements to be executed by it and the consummation of the transactions contemplated hereby and thereby does not and will not (i) contravene or conflict with the corporate charter or bylaws of the Buyer, (ii) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with any provision of any material law, regulation, judgment, injunction, order or decree binding upon or applicable to the Buyer, (iii) assuming receipt of all required consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or to a loss of any benefit to which the Buyer is entitled under any provision of any agreement, contract or other instrument binding upon the Buyer or any permit held by the Buyer or (iv) assuming the receipt of all required consents, result in the creation or imposition of any Lien on any asset of the Buyer.

     4.05.  Finders' Fees.  There is no investment banker, broker, "finder" or
            -------------
other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Stockholders, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

     4.06.  Capitalization.  The authorized share capital of the Buyer
            --------------
consists of (i) 25,000,000 million shares of Common Stock, $.01 par value per share, and (ii) 1,000,000 shares of Preferred Stock (the "Preferred Stock"). As of May 15, 1996, there were outstanding 12,401,306shares of Buyer Stock and no shares of Preferred Stock. Except for outstanding stock options and warrants to acquire up to 4,996,094 shares of Buyer Stock, as of May 15, 1996 there were no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Buyer, (ii) securities of the Buyer convertible into or exchangeable for shares of capital stock or other securities of the Buyer or
(iii) options, warrants or other rights to acquire from the Buyer any capital stock, other securities or phantom or other equity interests of the Buyer. As of the date hereof, there are no outstanding obligations of the Buyer to issue or deliver any securities of the Buyer other than pursuant to this Agreement and pursuant to the outstanding stock options and warrants described in the preceding sentence.

     4.07.  Purchase for Investment.  The Buyer is purchasing the Shares
            -----------------------
for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof; provided, however, that the
                                           --------  -------
disposition of the Buyer's property shall at all times remain within the sole control of the Buyer.

     4.08.  Litigation.  There is no action, suit, investigation or
            ----------
proceeding (or any basis therefor) pending against, or to the knowledge of the Buyer threatened against or affecting, the Buyer or any of its properties or the transactions contemplated hereby before any court or arbitrator or any Governmental Authority. To the knowledge of the Buyer, there is no such action, suit, investigation or proceeding challenging or seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     4.09.  SEC Reports.  The Buyer has previously furnished to the
            -----------
Company true and correct copies of its (i) Prospectus dated March 15, 1996 relating to the initial public offering of Buyer Stock; (ii) its Quarterly Report on Form 10-Q for the first quarter of 1996, and (iii) all other reports and registration statements filed by the Buyer with the United States Securities and Exchange Commission (the "SEC") under the 1934 Act and the 1933 Act, all in
                              ---
the form as so filed (collectively, the "SEC Reports"). As of their respective
                                         -----------
dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements included in the SEC Reports has been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly presents the consolidated financial position of the Buyer as at its date or the results of operations, stockholders equity or cash flows, subject to normal year-end adjustments and any other adjustments described therein. Since the date of the most recent SEC Report, the Company has not incurred any Material Adverse Change.


                                   ARTICLE V

                 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     The Company and the Stockholders agree that:

     5.01.  Conduct of the Company"5.01.  Conduct of the Company" .  From the
            ------------------------------------------------------
date hereof until the Effective Time, the Company and the Stockholders shall, and the Stockholders shall cause the Company to, conduct its businesses in the ordinary course consistent with past practices and to use their best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, the Company and the Stockholders will not, and the Stockholders will not permit the Company, without the prior written consent of the Buyer, to:

          (a) adopt or propose any change in its corporate charter or bylaws;

          (b) merge or consolidate with any other Person or acquire a material amount of assets or share capital of any other Person;

          (c) sell, lease, license or otherwise dispose of any material assets or property or enter into any distribution agreement with respect to any of its products except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

          (d) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities;

          (e) issue any Company Securities, except that the Company may grant to
                                            -----------
a newly-hired vice president of software stock options to purchase up to an aggregate of 200,000 shares of Company Common Stock (all of which options described in this paragraph (e) shall vest in not less than 36 equal monthly installments and all of which options shall constitute Company Options to be assumed by the Buyer pursuant to Section 7.04 hereof);

          (f) enter into any license agreement in the ordinary course of business in which the Company is either a licensor or licensee or any OEM, distributor, or other reseller agreement;

          (g) enter into any agreements or commitments involving expenditures by the Company in excess of $50,000 singly or $100,000 in the aggregate, or incur any liabilities, contingent or otherwise, in excess of $50,000 singly or $100,000 in the aggregate; or

          (h) agree or commit to do any of the foregoing.

Neither the Company nor any of the Stockholders will, and none of the Stockholders will permit the Company to, (i) take or agree or commit to take any action that would make any representation and warranty of the Company and/or any of the Stockholders under this Agreement on the date of its execution and delivery inaccurate in any respect at, or at any time prior to the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     5.02.  Access to Information.  From the date hereof until the Effective
            ---------------------
Time, the Company and the Stockholders shall, and the Stockholders shall cause the Company, to (a) give the Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of the Company, (b)
furnish the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and
(c) instruct the employees, counsel and financial advisors of the Company to cooperate with the Buyer in its investigation of the Company; provided that no
                                                              --------
investigation pursuant to this Section shall affect any representation or warranty given by the Company and/or any of the Stockholders.

     5.03.  Notices of Certain Events.  The Company and the Stockholders will,
            -------------------------
and the Stockholders will cause the Company to, promptly notify the Buyer of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements;

          (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company and/or any of the Stockholders which are required to be disclosed pursuant to Section 3.11.

     5.04.  No Negotiations with Third Parties. From the date hereof until
            ----------------------------------
the earlier of the Effective Time or the date which is 30 days after the date on which this Agreement is terminated, none of the Stockholders, the Company nor any of their respective Affiliates, agents or representatives, shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person or group concerning the possible acquisition by such third party of all or any part of the business of the Company, whether by purchase of assets, stock, merger or otherwise, other than as contemplated or permitted by this Agreement. Each of the Company and the Stockholders agrees to, and the Stockholders agree to cause the Company to, promptly notify the Buyer of any indication of interest by any Person with respect to any such possible transaction. Notwithstanding the foregoing, the provisions of this Section 5.04 shall expire and be of no further force and effect if this Agreement is terminated by both parties pursuant to Section 11.01(i), either party pursuant to Section 11.01(ii) or (iii) or by the Company pursuant to Section 11.01(v).

     5.05.  Confidentiality.  Prior to the Effective Time and after any
            ---------------
termination of this Agreement, the Company and the Stockholders will, and the Stockholders will cause the Company and its Affiliates to hold, and use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer or any of its Affiliates furnished to the Stockholders, the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (after the Effective Time) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Company or such Stockholder, (ii) in the public domain through no fault of the Company or the Stockholders or (iii) later lawfully acquired by the Company or the Stockholders from sources other than the Buyer; provided that the Company may disclose such information to its officers,
       --------
directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, and to its stockholders in connection with any solicitation of such stockholders for the purpose of seeking approval of the Merger, in each case so long as such Persons are informed by the Company of the confidential nature of such information and are directed by the Company to treat such information confidentially. The obligation of the Stockholders, the Company and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, the Stockholders and their respective Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Stockholders, the Company, and/or their Affiliates or on their behalf from the Buyer in connection with this Agreement that are subject to such confidence. The terms of this Agreement and the Ancillary Agreements shall be treated as confidential information of Buyer for purposes of this Section.

     5.06.  Continuing Disclosure.  The Company and the Stockholders shall
            ---------------------
have the continuing obligation promptly to advise the Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company and/or any of the Stockholders. The delivery of any such notice shall not affect the Buyer's remedies hereunder, it being understood by Buyer that disclosure by the Company or the Stockholders prior to the time of Closing of any such matters, which matters are also set forth in an exception to the certificate to be provided to Buyer pursuant to Section 9.02(a)(iii), shall be deemed to have been waived by Buyer if Buyer thereafter consummates the Merger.

     5.07.  Stockholder Approval.  The Company and the Stockholders shall
            --------------------
promptly convene a duly and validly constituted meeting of the stockholders of the Company, or prepare and circulate to the stockholders of the Company a written consent in lieu of meeting, for the purposes of obtaining the approval of the Merger by such stockholders in accordance with Delaware law and shall use their respective best efforts to obtain such approval as promptly as possible after the execution of this Agreement.

     5.08.  Approval of Parachute Payments.  With respect to all payments that
            ------------------------------
would constitute "excess parachute payments" (within the meaning of Section 280G of the Code) but for the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code, the Company shall obtain the shareholder approval described in Section 280G(b)(5)(B) of the Code so that such payments will not be nondeductible under Section 280G of the Code and will not be subject to the tax imposed under Section 4999 of the Code.

                                  ARTICLE VI

                             COVENANTS OF THE BUYER

     The Buyer agrees that:

     6.01.  Confidentiality.  Prior to the Effective Time and after any
            ---------------
termination of this Agreement, the Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to the Buyer or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Buyer, (ii) in the public domain through no fault of the Buyer or (iii) later lawfully acquired by the Buyer from sources other than the Company; provided that the Buyer may such information to
                        --------
its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Buyer of the confidential nature of such information and are directed by the Buyer to treat such information confidentially. The obligation of the Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by the Buyer or its Affiliates or on their behalf from the Stockholders or the Company in connection with this Agreement that are subject to such confidence.

     6.02.  Access.  After the Effective Time, Buyer will afford promptly to
            ------
the Stockholders and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Stockholders to determine any matter relating to their rights and obligations hereunder or to any period ending prior to the Effective Time. The Stockholders will hold, and will cause their accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries provided to them pursuant to this Section.

     6.03.  Documents to be Furnished.  The Buyer shall furnish to
            -------------------------
the Stockholders promptly after such documents are available to the Buyer's stockholders all reports, statements, documents and other items the Buyer delivers, or is required to deliver, to its stockholders prior to the Effective Time.

     6.04.  Establishment of Management Committee.  Following the Effective
            -------------------------------------
Time, the Buyer will establish a committee, which will consist of the Stockholders, members of Buyer's management team and such other employees of the Surviving Corporation as such members deem appropriate, for the purpose of developing short- and long-term business planning, budgeting and strategic direction for the business of the Surviving Corporation. The parties acknowledge and agree, however, that decisions concerning the conduct of the business of the Surviving Corporation will at all times be within the sole discretion and authority of the Board of Directors of the Buyer.

     6.05.  Payment of Additional Merger Consideration.  On the first business
            ------------------------------------------
day after the third anniversary of the Closing Date, Buyer shall pay to each of the Stockholders additional merger consideration of $1,000,000 (the "Additional Merger Consideration").


                                  ARTICLE VII

                            COVENANTS OF ALL PARTIES

     The parties hereto agree that:

     7.01.  Best Efforts.  Subject to the terms and conditions of this
            ------------
Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including the seeking and obtaining of any consents or approvals required to be obtained by it to consummate the transactions contemplated hereby or by the Ancillary Agreements. Each of the Company, the Stockholders and the Buyer agree, and the Stockholders, prior to the Effective Time, and the Buyer, after the Effective Time, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     7.02.  Certain Filings.  The Company and the Buyer shall cooperate
            ---------------
with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     7.03.  Public Announcements.  The parties agree to consult with
            --------------------
each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     7.04.  Assumption of Company Stock Options.
            -----------------------------------

          (a) At the Effective Time, the Company's obligations with respect to each outstanding option to purchase shares of Company Common Stock (each, a "Company Option") under the Company's 1996 Stock Plan (the "Company Stock Option Plan"), whether vested or unvested, will be assumed by the Buyer. Each Company Option so assumed by the Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and agreement pursuant to which such Company Option was issued as in effect immediately prior to the Effective Time, except that (i) such Company Option will be exercisable for that number of shares of Buyer Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Buyer Stock, (ii) the per share exercise price for the shares of Buyer Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (iii) such Company Options may be amended by the Board of Directors of the Company to provide for accelerated vesting under certain circumstances, as set forth in Schedule 7.04.
                               -------------

          (b) It is the intention of the parties that the Company Options assumed by the Buyer qualify following the Effective Time as incentive stock options as defined in the Code ("ISO's") to the extent the Company Options qualified as ISO's prior to the Effective Time.

          (c) After the Effective Time, the Buyer will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by the Buyer, substantially in the form set forth in Schedule 7.04.
                                                  -------------

          (d) The Buyer will file a registration statement on Form S-8 with the SEC covering the Company Options assumed by the Buyer under this Section not later than June 15, 1996, which registration statement will include a resale prospectus covering any Employee of the Company holding Company Options who is deemed to be an affiliate of Buyer following the Merger.

                                 ARTICLE VIII

                               EMPLOYEE BENEFITS

     8.01.  Employee Benefits Definitions. The following terms, as used
            -----------------------------
herein, shall have the following meanings:

          "Benefit Arrangement" means each employment, severance or other
           -------------------
similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Stockholders, the Company or any Subsidiary or any of their Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

          "Employee Plans" means each "employee benefit plan", as such term is
           --------------              ---------------------
defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company, any Subsidiary or any of their ERISA Affiliates, as the case may be.

          "ERISA" means the Employment Retirement Income Security Act of 1974,
           -----
as amended.

          "ERISA Affiliate" of any entity means any other entity that, together
           ---------------
with such entity, would be treated as a single employer under Section 414 of the Code.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer
           ------------------
plan, as defined in Section 3(37) of ERISA.

     8.02.  Employee Benefit Representations. The Company represents and
            --------------------------------
warrants to the Buyer that:


          (a) Schedule 8.02 lists each Employee Plan that covers any employee of
              -------------
the Company or any of its Subsidiaries, copies or descriptions of all of which have previously been made available or furnished to the Buyer. With respect to each Employee Plan, the Company has provided the most recently filed Form 5500 and an accurate summary description of such plan. The Company has provided the Buyer with complete age, salary, service and related data as of the most recent practicable date for employees of the Company.

          (b) Schedule 8.02 also includes a list of each Benefit Arrangement of
              -------------
the Company, copies or descriptions of which have been made available or furnished previously to the Buyer.

          (c) None of the Employee Plans or other arrangements listed on

Schedule 8.02 covers any non-United States employee or former employee of the
- -------------
Company.

          (d) No "prohibited transaction", as defined in Section 406 of ERISA or
                  ----------------------
Section 4975 of the Code, has occurred with respect to any Employee Plan.

          (e) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. The Company and its Affiliates have not incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

          (f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

          (g) To the knowledge of the Company, each Employee Plan and each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

          (h) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

          (i) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Effective Time, will be discharged and paid prior to the Effective Time except to the extent reflected on the Balance Sheet. Except as disclosed in writing to the Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Stockholders or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

          (j) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          (k) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

          (l) The Company does not have, and is it not reasonably expected to have, any liability under Title IV of ERISA.

     8.03.  No Third Party Beneficiaries"8.03.  No Third Party Beneficiaries" .
            ------------------------------------------------------------------

          (a) No provision of this Article VIII shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this
Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by the Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Effective Time any Employee Plan or Benefit Arrangement.

          (b) Notwithstanding the foregoing, Employees of the Company shall be eligible following the Merger to participate in Employee Plans and Benefit Arrangements of Buyer on the same basis as employees of Buyer generally, including, to the extent permissible under the terms of such Employee Plan or Benefit Arrangement, with full credit for employment with the Company for purposes of eligibility and vesting.

                                  ARTICLE IX

                            CONDITIONS TO THE MERGER

     9.01.  Conditions to the Obligations of Each Party. The respective
            -------------------------------------------
obligations of each party to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) No proceeding challenging this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been obtained.

     9.02.  Conditions to Obligation of the Buyer. The obligation of the
            -------------------------------------
Buyer to consummate the Merger is subject to the satisfaction of the following further conditions:

          (a)(i) The Company and the Stockholders shall have performed in all material respects all of their obligations hereunder required to be performed as of or prior to the Effective Time, (ii) the representations and warranties of the Company and the Stockholders contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or the Stockholders pursuant hereto, shall be true and correct at and as of the Effective Time, as if made at and as of such date and (iii) the Buyer shall have received a certificate signed by the Company and the Stockholders to the foregoing effect.

          (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by the Buyer of the business of the Company after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) The Buyer shall have received an opinion of Company Counsel, dated the Closing Date, reasonably satisfactory to the Buyer and Buyer's Counsel covering the matters set forth in Schedule 9.02(c).
                                  ----------------

          (d) The Company shall have received and provided copies to Buyer of all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.03(a), in each case in form and substance reasonably satisfactory to the Buyer, and no such consent, authorization or approval shall have been revoked.

          (e) The Buyer shall have received all other closing documents specified in Section 2.02 of this Agreement, all in form and substance reasonably satisfactory to the Buyer.

          (f) Each of the Stockholders shall have executed and delivered to the Buyer an Employment Agreement, a Stock Repurchase Agreement and a Noncompetition Agreement.

          (g) There shall have been no Material Adverse Change as of or prior to the Effective Time.

          (h) There shall be no action, suit, investigation or proceeding pending or threatened against or affecting the Company or any Subsidiary or any of their respective properties before any court, arbitrator or Governmental Authority.

          (i) The Company shall have delivered to the Buyer the resignations of all officers and directors of the Company from their positions with the Company at or prior to the Effective Time, unless otherwise specified by the Buyer.

          (j) The Buyer shall have received the Escrow Agreement executed by the Company, Frederick Wilson, as the Representative for all Company stockholders, and the other parties thereto, providing for the escrow of the Buyer Stock.

          (k) The Dissenting Shares shall not constitute more than 2% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

          (l) Any registration rights, rights of first refusal, rights to any liquidation preference or redemption rights of any Company stockholder shall have been terminated or irrevocably waived as of the Closing.

          (m) Each of the holders of outstanding Company Common Stock and Series A Preferred Stock shall have executed and delivered to Buyer a Stockholder Certificate in substantially the form attached hereto as Exhibit 7.
                                                         ---------

          (n) The Buyer shall have received a written fairness opinion (the "Fairness Opinion") from Goldman, Sachs & Co. ("Goldman"), satisfactory to the Board of Directors of the Buyer, that, in the opinion of Goldman, determined as of the date of this Agreement based on the market conditions and other facts and circumstances in effect as of such date, the terms of the Merger are fair to the stockholders of the Buyer from a financial point of view; provided, however,
                                                          -----------------
that either party may terminate this Agreement prior to the Effective Time pursuant to Article XI if the Fairness Opinion is not delivered to the Buyer on or before 5:00 PM on the second full business day after the date of execution of this Agreement.

     9.03. Conditions to Obligation of the Company. The obligations of
           ---------------------------------------
the Company to consummate the Closing are subject to the satisfaction of the following further conditions:

          (a)(i) The Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Buyer pursuant hereto shall be true and correct at and as of the Effective Time, as if made at and as of such date and (iii) the Company shall have received a certificate signed by the President and the Chief Financial Officer of the Buyer to the foregoing effect.

          (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) The Company shall have received an opinion or opinions of Buyer's Counsel, dated the Closing Date, reasonably satisfactory to the Company and Company Counsel covering the matters set forth in Schedule 9.03(c).
                                                  ----------------

          (d) The Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to the Stockholders, and no such consent, authorization or approval shall have been revoked.

          (e) The Buyer shall have executed and delivered to the Stockholders the Registration Rights Agreement.

          (f) There shall have been no material adverse change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Buyer since the Balance Sheet Date.

          (g) There shall be no action, suit, investigation or proceeding pending or threatened against or affecting the Buyer or any of its properties before any court, arbitrator or Government Authority.

          (h) The Buyer shall have executed and delivered to each Stockholder an Employment Agreement.

          (i) The Company and the Stockholders shall have entered into the Risk Sharing Agreement.

          (j) The Company shall have received the opinion of Venture Law Group, A Professional Corporation, to the effect that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

     10.01.  Survival.  The covenants, agreements, representations and
             --------
warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the expiration of the Escrow Period. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     10.02.  Indemnification. (a) The Company stockholders will indemnify
             ---------------
the Buyer and, effective at and as of the Effective Time, without duplication, the Company against, and hold them harmless from, any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by the
                                            ----
Buyer and the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company or the Stockholders pursuant to this Agreement; provided that (i) Buyer may not make
                                         --------
any claims for Losses beyond the respective survival date set forth in Section
10.01 above; (ii) Buyer's sole recourse against such Company stockholders (including the Stockholders) for indemnity and any breaches of representations and warranties hereunder shall be for recovery of the Escrow Shares in accordance with the Escrow Agreement; and (iii) the Company stockholders shall not be liable under this Section 10.02(a) unless the aggregate amount of Loss with respect to all claims for Loss brought pursuant to this Section (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $75,000, and then, solely to the extent of such excess.

          (b) The Buyer hereby indemnifies the Company stockholders against and agrees to hold such stockholders harmless from any and all Loss incurred or suffered by such stockholders arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to claim for indemnity hereunder); provided that (i) the Company stockholders may not make any claims for Losses beyond the respective survival date set forth in Section
10.01 above; (ii) the sole recourse of the Company stockholders against the Buyer for indemnity and any breaches of representations and warranties hereunder shall in no event exceed $3,500,000; and (iii) the Buyer shall not be liable under this Section 10.02(b) unless the aggregate amount of Loss with respect to all claims for Loss brought pursuant to this Section (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $75,000, and then, solely to the extent of such excess.

          (c) The Buyer shall satisfy any claim for any Loss hereunder in accordance with the terms and conditions of the Escrow Agreement.

     10.03.  Procedures; No Waiver.  (a) The party seeking indemnification
             ---------------------
under Section 10.02 (the "Indemnified Party") agrees to give prompt notice
                          -----------------
to the party against whom indemnity is sought (the "Indemnifying Party")
                                                    ------------------
of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under
Section 10.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

          (b) No waiver of a closing condition by either the Buyer or the Stockholders shall limit its rights under Section 10.02.


                                  ARTICLE XI

                                  TERMINATION

     11.01.  Grounds for Termination.  This Agreement may be terminated
             -----------------------
at any time prior to the Effective Time:

            (i) by mutual written agreement duly authorized by the Board of Directors of the Buyer and the Company;

          (ii) by either the Buyer or the Company if the Merger shall not have been consummated on or before June 30, 1996 (provided that the right to terminate this Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (iii) by either the Buyer or the Company if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

          (iv) by the Buyer in the event of a material breach by the Company or the Stockholders of any of their covenants, representations or warranties set forth herein and the Company or the Stockholders, as the case may be, fail to cure such breach within 15 days of written notice of such material breach from the Buyer;

          (v) by the Company in the event of a material breach by the Buyer of any of its covenants, representations or warranties set forth herein and the Buyer fails to cure such breach within 15 days of written notice of such material breach from the Company; or

          (vi) by either the Buyer or the Company if the Buyer shall not have received the Fairness Opinion satisfactory to Buyer's Board of Directors in accordance with Section 9.02(n).

     The party desiring to terminate this Agreement pursuant to clauses (ii),
(iii), (iv), (v) or (vi) shall give notice of such termination to the other party.

     11.02.  Effect of Termination.  If this Agreement is terminated as
             ---------------------
permitted by Section 11.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided
                                                                      --------
that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or from the failure to perform a covenant of this Agreement or from a breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.05, 6.01, 7.03 and 12.03 shall survive any termination hereof pursuant to Section 11.01.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.01.  Notices.  All notices, requests and other communications to
             -------
either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to the Buyer, to:

               Individual, Inc.
               8 New England Executive Park W.
               Burlington, MA  01803
               Attention:  President
               Telecopy: (617) 273-6060

          with a copy to:

               William B. Asher, Jr., Esq.
               Testa, Hurwitz & Thibeault, LLP
               High Street Tower
               125 High Street
               Boston, MA  02110
               Telecopy:  (617) 248-7100

          if to the Company, to:

               FreeLoader, Inc.
               3299 K Street NW
               Suite 300
               Washington, DC  20007
               Telecopy:  (202) 686-0685

          with a copy to:

               Michael W. Hall, Esq.
               Venture Law Group
               A Professional Corporation
               2800 Sand Hill Road
               Menlo Park, CA 94025
               Telecopy:  (415) 233-8386

          if to the Stockholders, to:

               The Stockholders at the addresses set forth on the signature pages hereto.

     12.02.  Amendments; No Waivers.  (a)  Any provision of this Agreement
             ----------------------
may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all of the parties hereto.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     12.03.  Expenses.  All costs and expenses incurred in connection with
             --------
this Agreement shall be paid by the party incurring such cost or expense (except as otherwise expressly set forth in the Escrow Agreement).

     12.04.  Successors and Assigns.  The provisions of this Agreement
             ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign,
                                   --------
delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto, except that the Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the Shares or the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve the Buyer of its obligations hereunder.

     12.05.  Further Assurances.  From time to time after the Closing, at
             ------------------
the request of a party hereto and without further consideration, the other party will execute and deliver to such requesting party such other documents, and take such other action, as such party may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Buyer good, valid and marketable title to the Shares, or to vest in the Stockholders good, valid and marketable title to the shares of Buyer Stock, as the case may be.

     12.06.  Governing Law.  This Agreement shall be construed in accordance
             -------------
with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

     12.07.  Counterparts; Effectiveness. This Agreement may be signed
             ---------------------------
in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute the same instrument with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart or counterparts hereof signed by the other parties hereto.

     12.08.  Entire Agreement.  This Agreement and the Ancillary Agreements
             ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof, except, with respect to any provision of this
                       ------
Agreement,
as may be otherwise agreed to in any of the Ancillary Agreements provided that specific reference is made in such Ancillary Agreements to the affected Section or provision of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     12.09.  Captions.  The captions herein are included for convenience of
             --------
reference only and shall be ignored in the construction or interpretation hereof.

     12.10.  Jurisdiction.  Any action or proceeding seeking to enforce any
             ------------
provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the federal or state courts of The Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without The Commonwealth of Massachusetts.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                              INDIVIDUAL, INC.


                              By:
                                 ------------------------------------
                                 Name:
                                 Title:



                              FL MERGER CORP.


                              By:
                                 ------------------------------------
                                 Name:
                                 Title:



                              FREELOADER, INC.


                              By:
                                 ------------------------------------
                                  Name:
                                  Title:



                              STOCKHOLDERS:

                              /s/ Mark J. Pincus
                              ---------------------------------------
                              Mark J. Pincus


                              /s/ Sunil Paul
                              ---------------------------------------
                              Sunil Paul

     Exhibits and schedules omitted here. The Company will furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.